Exhibit 5.1

KPMG LLP Chartered Accountants PO Box 10426 777 Dunsmuir Street Vancouver BC V7Y 1K3 Canada	Telephone Fax Internet	(604) 691-3000 (604) 691-3031 www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors, Westport Innovations Inc.

We consent to the use of our report dated March 6, 2013, except for the restatements identified in note 2(a) which are as of May 31, 2013, with respect to the consolidated financial statements of Westport Innovations Inc. which comprise the consolidated balance sheets as of December 31, 2012 and December 31, 2011, the consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flows for the year ended December 31, 2012, the nine month period ended December 31, 2011 and the year ended March 31, 2011, and notes, comprising a summary of significant accounting policies and other explanatory information and our audit report dated March 6, 2013, except as to the effects of the material weakness described in Management’s Report on Internal Control over Financial Reporting which is as of May 31, 2013, on the effectiveness of internal control over financial reporting which are incorporated herein by reference and to the reference to our firm under the heading “Auditors” in the short form-base shelf prospectus.

Our report dated March 6, 2013, except as to the effects of the material weakness described in Management’s Report on Internal Control over Financial Reporting which is as of May 31, 2013, on the effectiveness of internal control over financial reporting as of December 31, 2012, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2012 because of the effect of a material weakness on the achievement of the control criteria and contains an explanatory paragraph that states that the Company did not employ accounting staff with an appropriate level of technical accounting knowledge, experience and training in the application of recognition, measurement and disclosure requirements of U.S. GAAP and experience with regulatory requirements.

/s/ KPMG LLP

Chartered Accountants

June 20, 2013 Vancouver, Canada